Exhibit 99.1

TENNECO APPOINTS JOHN STROUP TO BOARD OF DIRECTORS

Newest Independent Director Brings Significant Management Experience Across Diverse Industries

Lake Forest, Illinois, September 21, 2020 – Tenneco (NYSE: TEN) today announced the appointment of John Stroup to its Board of Directors, effective on September 18th. Stroup, who brings a wealth of business management experience to Tenneco’s board, currently serves as Executive Chairman at Belden, Inc., a global leader in signal transmission and security systems solutions for mission-critical applications in enterprise and industrial markets.

“This appointment enhances the experience and capabilities of the board by adding a proven business leader and board member with diverse experience in numerous industries ranging from industrial to networking and connectivity technology at some of the world’s best-known public companies,” said Dennis Letham, Chairman of the Board of Directors. “We expect that with more than 30 years of experience, John will bring fresh perspectives and insight that will help the board continue to support Tenneco as it enhances its value proposition for shareholders, customers and team members alike.”

About John Stroup

John Stroup brings significant knowledge and experience in diverse industries and global, publicly traded companies including service providers, distributors and manufacturers. Before assuming the role of Executive Chairman of Belden, Inc., this year, Mr. Stroup served as Chairman, President and CEO since 2016 and was President and CEO beginning in 2005. Prior to that, he held positions of increasing responsibility, including Group Executive, at Danaher, a global science and technology innovator that manufactures professional instrumentation, industrial technologies, and tools and components. Additionally, Mr. Stroup was a Vice President and General Manager at Scientific Technologies and Rockwell Automation, after starting his career at Parker Hannifin Corporation in roles including engineering, sales and marketing.

In addition to serving on Belden’s board of directors, Mr. Stroup’s other board affiliations include publicly traded Rexnord Corporation and its subsidiary, RBS Global, Inc. and Barry-Wehmiller Companies, Inc., a privately held manufacturer of packaging, corrugating and paper and labeling automation equipment. Mr. Stroup holds a Bachelor of Science degree in Mechanical Engineering from Northwestern University and an MBA from the University of California-Berkeley.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with 2019 revenues of $17.45 billion and approximately 78,000 team members working at more than 300 sites worldwide. Our four business groups, Motorparts, Ride Performance, Clean Air and Powertrain, deliver technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket.

Visit www.tenneco.com to learn more.

Investors and others should note that Tenneco routinely posts important information on its website and considers the Investor section, www.investors.tenneco.com, a channel of distribution.

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Investor inquiries:

Linae Golla

847-482-5162

lgolla@tenneco.com

Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847-482-5807

bdawson@tenneco.com